                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [ ]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [X] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [ ] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                          CASA OLE RESTAURANTS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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
                           CASA OLE RESTAURANTS, INC.
                              1135 EDGEBROOK DRIVE
                              HOUSTON, TEXAS 77034


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 18, 1999


DEAR SHAREHOLDER,

         You are cordially invited to attend the Casa Ole Restaurants, Inc. (the "Company") 1999 Annual Meeting of Shareholders at the Casa Ole restaurant located at 1520 E. Southmore, Pasadena, Texas on Tuesday, May 18, 1999 at 10:00 a.m. (Texas time) for the following purposes:

         1. To elect three directors, each to serve for a term of three years, or until their respective successors shall have been duly elected and shall have qualified;

         2. To approve changing the corporate name to "Mexican Restaurants, Inc.", by amending the Company's Articles of Incorporation;

         3. To approve the appointment of KPMG LLP as independent auditors for fiscal 1999; and

         4. To transact such other business as may properly come before the meeting.

         Shareholders of record at the close of business on April 9, 1999 are entitled to vote. Each share entitles the holder to one vote. You are cordially invited to attend the meeting; whether or not you expect to attend the meeting in person, however, you are urged to mark, sign, date and mail the enclosed form of proxy promptly so that your shares of stock may be represented and voted in accordance with your wishes and in order that the presence of a quorum may be assured at the meeting. Your proxy will be returned to you if you should be present at the meeting and should request its return in writing, to be received by the Company prior to the meeting.

                                          By Order of the Board of Directors



                                          Louis P. Neeb
                                          Chairman

April 21, 1999

                           CASA OLE RESTAURANTS, INC.
                               PROXY STATEMENT FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 18, 1999

         This statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders of Casa Ole Restaurants, Inc., a Texas corporation (the "Company"), to be held on Tuesday, May 18, 1999 at 10:00 a.m., Texas time, at the Casa Ole restaurant located at 1520 E. Southmore, Pasadena, Texas, and at any adjournment or postponement thereof. The Notice of Annual Meeting, this statement and the accompanying proxy, together with the Company's Annual Report to Shareholders for the year ended January 3, 1999, are first being sent to shareholders on or about April 21, 1999.

         The close of business on April 9, 1999 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. At that date, the Company had outstanding 3,597,705 shares of Common Stock, $.01 par value ("Common Stock"), each of which will be entitled to one vote.

                              ELECTION OF DIRECTORS
                                  (PROPOSAL 1)

         The number of directors of the Company has been fixed by the Board of Directors (the "Board"), pursuant to the Company's Bylaws, at seven. The Company's Articles of Incorporation provide for the Board of Directors to be divided into three approximately equal classes, designated as Class I, Class II and Class III, with staggered terms of three years. At the meeting, Common Stock, represented by proxies, will be voted for the election of the three nominees hereinafter named, unless otherwise specified, to serve for a term of three years or until their successors are duly elected and qualified.

         The following information is set forth with respect to the persons nominated for election as a director and each director of the Company whose term of office will continue after the meeting.

                   NOMINEES FOR ELECTION AT THE ANNUAL MEETING

                                                      Director    Term to
         Name                              Age         Since      Expire
         ----                              ---         -----      ------
         Joseph J. Fitzsimmons..........   51          1996         2002
         Richard E. Rivera..............   52          1996         2002
         J. Stuart Sargent .............   49          1997         2002

         J. J. Fitzsimmons is Senior Vice President of Finance of Wal-Mart Stores, Inc., a position held since November 1995. From September 1994 to November 1995, Mr. Fitzsimmons served as Vice President of Finance of Wal-Mart Stores, Inc. From November 1993 to September 1994, Mr. Fitzsimmons served as Senior Vice President and as a securities analyst for Rauscher Pierce Refsnes, Inc. From January 1993 to November 1993, Mr. Fitzsimmons served as Senior Vice President and Chief Financial Officer of S&A Restaurant Corp. From August 1985 to January 1993, Mr. Fitzsimmons served as Senior Vice President, Director and Chief Financial Officer of National Pizza Company.

         Richard E. Rivera is President of Red Lobster Restaurants and Executive Vice President and Director of Darden Restaruants, positions held since December 1997. From July to December 1997 he served as President and Chief Executive Officer of Chart House Restaurants, Inc. From February 1994 to July 1997 he served as President and Chief Executive Officer of RARE Hospitality International, Inc. Mr. Rivera is also a past Director of the National Restaurant Association. From February 1988 to February 1994, Mr. Rivera served as President and Chief Executive Officer of TGI Friday's Inc.

         J. Stuart Sargent is the President and Founder of Truluck's Steak & Stone Crab Restaurants, a position held since June 1991. He served as President of Monterey's Acquisition Corp. from May 1994 to July 1997. He conceived and opened the first Studebaker's in 1981, and later formed Studebaker's of America, where he opened or franchised 22 Studebaker's throughout the United States.
He has also served as President and CEO of Entertainment One, Inc., a Houston-based company providing management and support services for 18 food and beverage operations including Houston Intercontinental Airport, several Studebaker's and Chili's, and theme-oriented restaurants from St.
Louis, Missouri (Big Kahuna) to Waikoloa, Hawaii (Big Island Steak House).

          DIRECTORS WHOSE TERMS WILL CONTINUE AFTER THE ANNUAL MEETING

                                                     Director      Term
         Name                             Age         Since       Expires
         ----                             ---         -----       -------
         Larry N. Forehand .............  54          1995         2000
         John C. Textor ................  33          1996         2000
         Louis P. Neeb .................  60          1995         2001
         Michael D. Domec ..............  53          1995         2001

         Larry N. Forehand is the founder of the Company and has served as Vice Chairman of the Company's Board of Directors since October 1995 and as Franchise Director since September 1997. From December 1973 to March 1995, Mr. Forehand served as President of the Company. Mr. Forehand was the President of the Texas Restaurant Association in 1997, a state trade association for the restaurant industry.

         John C. Textor has served as President of Wyndcrest Partners, Ltd., (formerly Textor Ventures, Ltd.), an entity that focuses on the acquisition, recapitalization and restructuring of medium-sized private companies, since August 1991. During a portion of this time, Mr. Textor was also affiliated with
R. Best Associates, Inc., a Texas-based merchant banking firm, as a principal. From October 1995 to January 1996, Mr. Textor also served as interim Chief Financial Officer of the Company. Prior to August 1991, Mr. Textor was jointly responsible for the Strategic Planning and Corporate Finance Group at the Michael Swerdlow Companies, the general partner of a real estate/merchant banking joint venture among Nelson Peltz, Peter May and Shearson/American Express. Mr. Textor was previously employed as an associate in the Real Estate Merchant Banking Group at Shearson Lehman Hutton, having originally joined that firm as a corporate financial analyst in the New York Investment Banking Division.

         Louis P. Neeb has served as Chairman of the Board and Chief Executive Officer of the Company since November 1995 and interim President from September 1997 to April 1998. Since 1982 Mr. Neeb has served as President of Neeb Enterprises, Inc., a personal restaurant consulting company. From July 1991 to January 1994, Mr. Neeb served as President of Spaghetti Warehouse, Inc. From September 1989 to June 1991, Mr. Neeb served as President of Geest Foods USA. From 1982 to 1987, Mr. Neeb served as President and Chief Executive Officer of Taco Villa, Inc. and its predecessors, a publicly held corporation controlled by W.R. Grace & Co., where he oversaw the development of the Applebee's restaurant chain and the operation of the Del Taco restaurant chain. From 1980 to 1982, Mr. Neeb served as Chairman of the Board and Chief Executive Officer of Burger King Corporation. From 1973 to 1980, Mr. Neeb served in various positions, including President and Chief Operating Officer of Steak & Ale Restaurants. During that time, Mr. Neeb directed the development of the Bennigan's restaurant concept. Mr. Neeb serves as a director of CEC Entertainment, Inc. and of Franchise Finance Corp. of America, an entity that provides financing for real estate used for restaurants. Mr. Neeb is also a director of Silver Diner, Inc., a publicly held restaurant company.

         Michael D. Domec has served as President of Magnum Development, Inc., a residential real estate development company, since 1991, and as President of Ole Restaurants, Inc., a franchisee of the Company, since June 1996. From December 1977 until April 1996, Mr. Domec was Vice President of Casa Ole Franchise Services, Inc. and the majority owner of seven Casa Ole restaurants and a 49% owner of Casa Ole Franchise Services, Inc., with the other owners of such corporation being Larry N. Forehand--49%, Lawrence K. Schoening--1% and Corkey
L. Turner--1%. As a franchisee of the Company, Mr. Domec has agreed to open a minimum of five Casa Ole restaurants in the Houston area by 2001.

                          BOARD MEETINGS AND COMMITTEES

         Four meetings of the Board were held during 1998. Each of the directors attended 100% of the meetings of the Board and the committees thereof of which he is a member and served.

         The Board has an Audit Committee, the members of which are Messrs. Textor, Sargent and Fitzsimmons; Mr. Fitzsimmons serves as Chairman.
The Audit Committee held two meeting during 1998. The Audit Committee is responsible for reviewing the accounting practices and policies and recommending to whom reports should be submitted within the Company, reviewing with the independent auditors their final report, reviewing with the independent auditors the overall accounting and financial controls and being available to the independent auditors during the year for consultation purposes.

         The Board has a Compensation/Stock Option Committee, the members of which are Messrs. Domec, Textor and Rivera; Mr. Rivera serves as Chairman. The Compensation/Stock Option Committee held four meetings during 1998. The Compensation/Stock Option Committee is responsible for determining the compensation of the officers of the Company and granting options under the Company's 1996 Casa Ole Long Term Incentive Plan and the 1996 Managers Stock Option Plan.

         The Board has an Executive Committee, the members of which are Messrs. Neeb and Forehand; Mr. Neeb serves as Chairman. There were five meetings of the Executive Committee during 1998. The Executive Committee has the authority, between meetings of the Board, to take all actions with respect to the management of the Company's business that require action by the Board, except with respect to certain specified matters that by law must be approved by the entire Board.


                              DIRECTOR COMPENSATION

         Each outside director receives an annual retainer of $5,000 plus $750 per Board meeting attended and $250 per committee meeting attended that is not in conjunction with a Board meeting, and is reimbursed for expenses incurred for attending any such meeting. The outside directors have agreed to invest not less than 50% of their annual retainer for their service as directors of the Company in each year to purchase shares of Common Stock of the Company from the Company or in the open market through a program administered by the Company. Each outside director is granted options to purchase shares of Common Stock pursuant to the Casa Ole Stock Option Plan for Non-Employee Directors (the "Directors Option Plan").

         The Directors Option Plan provides that each outside director not previously affiliated with the Company will automatically be granted an option to purchase 10,000 shares of Common Stock. These options will be exercisable in 20% increments at the market price on the date of grant and will vest equally over the five-year period from the date of grant. Each outside director will automatically receive options to purchase 3,000 shares of Common Stock annually (or a pro rata portion thereof if the outside director is elected other than at an annual meeting) immediately following his or her reelection to the Board, exercisable at the fair market value of the Common Stock at the close of business on the date immediately preceding the date of grant and an additional 3,000 shares immediately following his or her 2nd anniversary. Such options will vest annually. Directors previously affiliated with the Company, excluding those directors who are also officers of the Company, will automatically receive options to purchase 3,000 shares of Common Stock annually. Such options will vest annually. All stock options granted pursuant to the Directors Option Plan will be nonqualified stock options and will remain exercisable until the earlier of ten years from the date of grant or six months after the optionee ceases to be a director of the Company. Upon certain significant events involving the Company, all options outstanding under the Directors Option Plan shall terminate, provided that immediately prior to the effective date of such transaction each holder of an outstanding option under the Directors Option Plan shall be entitled to purchase the total number of shares of Common Stock that such optionee would have been entitled to purchase during the entire remaining term of the option. Such events include the merger or consolidation of the Company in which the Company is not the surviving corporation; a dissolution of the Company or a transfer of all or substantially all of the assets or shares of stock to one or more other persons or entities; any person or group (other than Messrs. Larry N. Forehand, Michael D. Domec and Louis P. Neeb) becoming the beneficial owner of securities of the Company representing 50% or more of the combined voting power of the Company; or if, during any period of two consecutive years, individuals then constituting the Board of Directors cease for any reason to constitute at least a majority of the Board unless the election of each director who was not a director at the beginning of the period has been approved in advance by at least two-thirds of the directors then in office who were directors at the beginning of the period.

                     EXECUTIVE OFFICERS OTHER THAN DIRECTORS

         The information below sets forth the names, ages, current positions with the Company, the principal occupations, and the year of becoming an executive officer of the Company for the two executive officers who are not directors of the Company.

         Curt Glowacki, age, 47, has served as Chief Operating Officer of the Company since August 1997 and President since May 1998. From May 1994 to August 1997, he served as Senior Vice President of Operations of Monterey's Acquisition Corp. From June 1989 to May 1994, he served as Vice President and Director of Operations for Monterey's Tex-Mex Cafe, a subsidiary of CEC Entertainment, Inc. Mr. Glowacki was hired by CEC Entertainment, Inc. in June 1986 as a Regional Manager. Previously, Mr. Glowacki's experience included 12 years with Steak & Ale Restaurants, where he held various operating positions.

         Andrew J. Dennard, age 40, has served as Vice President, Controller & Treasurer of the Company since July 1997 and Chief Financial Officer since September 1998. From September 1994 to July 1997 he served as Vice President of Finance for Monterey's Acquisition Corp. From July 1989 to September 1994, Mr. Dennard held various positions with Rosewood Property Company. Previously, he served as an auditor with KPMG LLP for approximately two years. Mr. Dennard's early career was on the operations side of restaurants where he spent five years with Steak & Ale Restaurants and four years with Houston's Restaurants.

                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of April 12, 1999 by each person known to the Company to own beneficially more than five percent of the Company's Common Stock, each director, each executive officer and all executive officers and directors as a group.

                                                                    Shares                    Percent
                                                                 Beneficially                   of
Name of Beneficial Owner                                           Owned (1)                   Class
------------------------                                           ---------                   -----
Larry N. Forehand and Forehand
     Family Partnership, Ltd. (2)(3)............................     808,289                  20.40%
David Nierenberg, The D3 Family Fund (4)........................     525,000                  13.30%
     19605 N.E. 8th Street
     Camas, Washington  98607
Wellington Management Company, LLP (5)..........................     240,000                   6.10%
     75 State Street
     Boston, Massachusetts  02109
Kennedy Capital Management, Inc (6).............................     231,800                   5.90%
     10829 Olive Blvd.
     St. Louis, Missouri  63141
Michael D. Domec (2)............................................     180,555                   4.60%
Louis P. Neeb (2)(7)(8).........................................     443,487                  11.20%
John C. Textor (7)(8)(9) (10)...................................     383,764                    9.7%
     Wyndcrest Partners
     777 S. Flagler Drive, Phillips Point -
     West Tower, Suite 1750
     West Palm Beach, Florida 33401
Richard E. Rivera (11)..........................................      10,640                       *
     Darden Restaurants/Red Lobster
     PO Box 593330
     Orlando, FL  32859
J.J. Fitzsimmons (11)...........................................       9,892                       *
     Wal-Mart Stores, Inc.
     702 Southwest 8th Street
     Bentonville, Arkansas 72716
J. Stuart Sargent (12)..........................................       2,870                       *
     5644 Westheimer, suite 352
     Houston, Texas  77056
Curt Glowacki (2)(13)...........................................      28,600                       *
Andrew J. Dennard (2)(14).......................................      13,500                       *
All executive officers and directors as
     a group (nine persons) (15)................................   1,491,393                   37.7%

---------------

 *     Less than 1%

(1) The named shareholders have sole voting and dispositive power with respect to all shares shown as being beneficially owned by them, except as otherwise indicated.
(2)     The business address is 1135 Edgebrook Drive, Houston, Texas  77034.
(3) Includes 496,273 shares held directly by Mr. Forehand and 312,016 held by Forehand Family Partnership, Ltd. a limited partnership of which Mr. Forehand is the sole managing general partner and of which Mr.
       Forehand and his spouse are the sole limited partners.
(4) Based on Schedule 13D as of November 6, 1998, filed by David Nierenberg, The D3 Family Fund, with the Securities and Exchange Commission. The
       Schedule 13D discloses that Mr. Nierenberg has sole voting and sole dispositive power over 470,000 shares of Common Stock, and has control over an additional 55,000 shares of Common Stock.
(5) Based on Schedule 13G as of February 2, 1999, filed by Wellington Management Company, LLP with the Securities and Exchange Commission. The
       Schedule 13G discloses that Wellington Management Company, LLP has shared voting power over 140,000 shares of Common Stock and shared dispositive power over 240,000 shares of Common Stock.
(6) Based on Schedule 13G as of February 2, 1999, filed by Kennedy Capital Management, Inc. with the Securities and Exchange Commission. The
       Schedule 13G discloses that Kennedy Capital Management, Inc. has sole voting power over 209,900 shares of Common Stock and sole dispositive power over 231,800 shares of Common Stock.
(7) Mr. Neeb and Tex-Mex Partners, L.C. have warrants to purchase, at a per share price of $10.90, up to 179,885 and 179,885 shares, respectively, from the Company. Mr. Neeb's warrants became exercisable on April 25, 1998, and the Tex-Mex Partners, L.C. warrants became exercisable on April 25, 1997. Under the express terms of the warrants, that portion of each of the warrants allocable to the membership interest of Mr. Textor (currently 54%) became exercisable on April 25, 1998.
(8) Mr. Neeb and Tex-Mex Partners, L.C. have warrants to purchase, at a per share price of $10.90, up to 196,602 and 196,602 shares, respectively, from Larry N. Forehand. Mr. Neeb's warrants became exercisable on April 25, 1998, and the Tex-Mex Partners, L.C. warrants became exercisable on April 25, 1997. Under the express terms of the warrants, that portion of each of the warrants allocable to the membership interest of Mr. Textor (currently 54%) became exercisable on April 25, 1998
(9) Mr. Textor is a principal of Tex-Mex Partners, L.C., of which he presently has a 54% membership interest. Mr. Textor has no ownership rights in the balance of the membership interests of Tex-Mex Partners, L.C. and he disclaims beneficial ownership of the warrants to acquire shares held by Tex-Mex Partners, L.C. and allocable to such other membership interests.
(10) Includes 7,000 shares issuable pursuant to the exercise of stock options exercisable within 60 days of the Record Date.
(11) Includes 9,000 shares issuable pursuant to the exercise of stock options exercisable within 60 days of the Record Date.
(12) Includes 2,000 shares issuable pursuant to the exercise of stock options exercisable within 60 days of the Record Date.
(13) Includes 7,200 shares issuable pursuant to the exercise of stock options exercisable within 60 days of the Record Date.
(14) Includes 1,500 shares issuable pursuant to the exercise of stock options exercisable within 60 days of the Record Date.
(15) Includes an aggregate of 791,674 shares issuable pursuant to the exercise of stock options and warrants exercisable within 60 days of the Record Date.

                             EXECUTIVE COMPENSATION

         The following table sets forth information with respect to compensation paid by the Company and its subsidiaries to the Chief Executive Officer and to the other most highly paid executive officers who received cash compensation in excess of $100,000 for the fiscal year ended January 3, 1999 (collectively the "Named Executive Officers").


                           SUMMARY COMPENSATION TABLE

                                                                               LONG TERM
                                                                             COMPENSATION
                                                 ANNUAL COMPENSATION            AWARDS
                                                                                              ALL OTHER
NAME AND PRINCIPAL POSITION        YEAR       SALARY    BONUS    OTHER(2)      OPTIONS(#)    COMPENSATION
---------------------------        ----       ------    -----    --------      ----------    ------------

Louis P. Neeb                      1998      $ 90,000       -       -              -             -
     Chairman, President and       1997      $ 90,000       -       -              -          $10,500
     Chief Executive Officer       1996      $ 60,577       -       -              -              -

Curt Glowacki                      1998      $160,000   $37,700  $11,000           -              -
     Chief Operating Officer       1997(1)   $ 69,846   $26,000  $ 4,500        72,000            -

Andrew J. Dennard                  1998      $ 85,000   $ 8,850  $ 7,000           -              -
      Vice President and           1997(1)   $ 36,250   $ 4,000  $ 3,500        15,000            -
      Chief Financial Officer

(1) Compensation represents amounts received after July 2, 1997, the date such officers commenced employment with the Company.
(2)  Other annual compensation consists primarily of a car allowance.


                        OPTION GRANTS IN LAST FISCAL YEAR

         For fiscal year 1998, no options were granted to the Named Executive Officers listed above.

         The following table describes, for each of the Named Executive Officers, options and the potential realizable values for their options at January 3, 1999:

                        OPTION VALUES AT JANUARY 3, 1999

                                      NUMBER OF SECURITIES UNDERLYING                  VALUE OF UNEXERCISED
                                            UNEXERCISED OPTIONS                      IN-THE-MONEY OPTIONS (1)
NAME                                 EXERCISABLE          UNEXERCISABLE            EXERCISABLE      UNEXERCISABLE
----                                 -----------          -------------            -----------      -------------
Louis P. Neeb                             -                     -                       -                 -
Curt Glowacki (2)                       7,200                64,800                     -                 -
Andrew J. Dennard (3)                   1,500                13,500                     -                 -

---------------

(1) Based on the closing price per share of Common Stock on January 3, 1999, of $4.25 as reported by the Nasdaq National Market.
(2) Options to acquire 72,000 shares of common stock to Mr. Glowacki were granted in 1997. An option to acquire 36,000 shares of common stock was granted to Mr. Glowacki upon the Company's purchase of Monterey's Acquisition Corp. on July 2, 1997 and an option to acquire 36,000 shares of common stock was made on November 6, 1997. Each grant will vest 10% on July 2, 1998 and November 6, 1998, respectively, and in accordance with the schedule set forth below in note (3).
(3) Options to acquire 15,000 shares of common stock to Mr. Dennard were granted in 1997. Mr. Dennard's options vest and become exercisable 10% on the first anniversary of the date of grant, 15% on the second anniversary of the date of grant and 25% on each of the third through fifth anniversaries of the date of grant.

                REPORT BY THE COMPENSATION/STOCK OPTION COMMITTEE
                            ON EXECUTIVE COMPENSATION

         The Board of Directors has established a Compensation/Stock Option Committee (the "Committee") to administer all aspects of the compensation program for the executive officers of the Company, including the review and approval of the compensation levels, the evaluation of performance and the granting of options under the Company's 1996 Casa Ole Long Term Incentive Plan. The Committee consists of the three directors whose names are listed at the end of this report.

         The primary objective of the Company's compensation program is to attract, retain and reward executives whose contributions will enhance the Company's ability to execute its business strategy. The Company's strategy is to provide shareholder value by growing the system through both same-store sales increases, careful new unit openings and opportunistic acquisitions.

         The Company's executive compensation program includes base salary, a cash bonus program, stock options and other forms of compensation as determined by the Committee. Performance of the Company, the level of each executive's responsibility and his or her ability to contribute to the Company's success are considered in determining total compensation. Stock price performance is only one measure of success and may not be the best current measure of executive performance. Base salaries are set by considering compensation levels of similar positions within industry peers.

         The Company had a three-year employment agreement with Mr. Neeb that commenced with the completion of the Company's initial public offering in April 1996, subject to the right of the employee to terminate the agreement upon six months' notice to the Company. In February 1999, the agreement was amended to provide for a one year salary payment in the event that the agreement is terminated by the Company. The Company will pay Mr. Neeb's base salary until the first to occur of one year after termination or the securing of alternative employment by the employee. Messrs. Glowacki and Dennard have similar agreements that commenced with the purchase of Monterey's Acquisition Corp. on July 2, 1997. Under the agreements, annual base salaries for fiscal 1998 for Messrs. Neeb, Glowacki and Dennard were $90,000, $160,000 and $85,500, respectively.

         Company executives are eligible to receive annual cash bonus awards based in part on a formula of profits relative to financial plan. Bonuses of $37,700 and $8,850, respectively, were paid to Messrs. Glowacki and Dennard for fiscal 1998 performance.

         In May 1998 the Board of Directors of the Company adopted a program to assist executives and five key employees of the Company in their purchasing of shares of the Company. The program provides for the Company to assist the executives and key employees in obtaining third party loans to finance such purchases. It also provides for annual cash bonuses to such executives to provide for payment of interest expense and principal amounts to amortize these loans in not more than five years. The bonus payments are based on attainment of earnings per share targets established by the Company's Board of Directors. During the year Mr. Glowacki and Mr. Dennard purchased 17,400 shares and 10,000 shares respectively under this program. The key employees purchased a total of 47,000 shares under this program.

         The Board of Directors and shareholders of the Company approved the Casa Ole 1996 Long Term Incentive Plan (the "Incentive Plan") in conjunction with the initial public offering. The Incentive Plan authorizes the granting of incentive stock options and non-qualified stock options to purchase Common Stock, stock appreciation rights, restricted stock and performance units to key executives and other key employees of the Company, including officers of the Company and its subsidiaries, and is administered by the Committee. The purpose of the Incentive Plan is to attract and retain key employees, to motivate key employees to achieve long-range goals and to further align the interests of key employees with those of the other shareholders of the Company.

         The Incentive Plan, as amended, authorizes the award of 500,000 shares of Common Stock to be used for stock options, stock appreciation rights or restricted stock. The Incentive Plan will terminate on December 31, 2005.

         Executives and other key full-time employees of the Company and its subsidiaries may be selected by the Committee to receive awards under the Incentive Plan. In the discretion of the Committee, an eligible employee may receive an award in the form of a stock option, stock appreciation right, restricted stock award or performance unit or any combination thereof, and more than one award may be granted to an eligible employee.

         The Incentive Plan authorizes the award of both incentive stock options and nonqualified stock options. Under the Incentive Plan, an option may be exercised at any time during the exercise period established by the Committee, except that: (i) no option may be exercised prior to the later of the expiration of six months from the date of grant; (ii) no option may be exercised more than ninety days after employment with the Company and its subsidiaries terminates by reason other than death, disability or authorized leave of absence for military or government service; and (iii) no option may be exercised more than twelve months after employment with the Company and its subsidiaries terminates by reason of death or disability. The term of each option is determined by the Committee, but in no event may such term exceed ten years from the date of grant.

         In fiscal year 1997, the Company's Board of Directors granted options covering 72,000 and 15,000 shares of Common Stock to Messrs. Glowacki and Dennard, respectively, under the Incentive Plan. The average exercise price of all such options is $6.782 and $8.625, respectively. All such options will vest and become exercisable at the rate of 10% on the first anniversary of the date of grant, 15% on the second anniversary of the date of grant, and 25% on each of the third through fifth anniversaries of the date of grant. No option grants were made to the Company's executive officers in fiscal year 1998.

         Although not part of the compensation program for the Company's executive officers, the Committee also administers the 1996 Managers Stock Option Plan (the "Managers Plan"), which authorizes the granting of non-qualified stock options to purchase Common Stock to employees of the Company and its subsidiaries who are managers or assistant managers of or hold key managerial positions in or for the Company or any subsidiary ("Managers") and who are at the time of grant neither officers, directors nor 10% shareholders of the Company. The Managers Plan was adopted by the Board of Directors of the Company. The purpose of the Managers Plan is to attract and retain key employees, to motivate key employees to achieve long-range goals, to provide incentive compensation opportunities that are competitive with those of other corporations and further align the interest of eligible employees with the Company's other shareholders.

         The Managers Plan authorizes the award of an aggregate of 200,000 shares of Common Stock to be used for non-qualified stock options. The Managers Plan will terminate on December 31, 2005.

         Under the Managers Plan, non-qualified stock options may be granted to Managers at the price determined by the Committee, which shall be 100% of the fair market value at the date the option is granted unless the Committee expressly determines otherwise. The Managers Plan provides that an option granted thereunder may be exercised at any time during the exercise period established by the Committee, except that: (i) no option may be exercised more than ninety days after employment with the Company and its subsidiaries has terminated by reason other than death, disability or authorized leave of absence for military or government service; and (ii) no option may be exercised more than 12 months after employment has terminated by reason of death or disability. The term of each option is determined by the Committee, but in no event may such term exceed ten years from the date of grant.

         The Committee believes that the compensation of the Company's executives during fiscal 1998 was consistent with the objectives of the Company's executive compensation program.

         COMPENSATION/STOCK OPTION COMMITTEE

         Michael D. Domec
         Richard E. Rivera
         John C. Textor

                 COMPENSATION/STOCK OPTION COMMITTEE INTERLOCKS
                            AND INSIDER PARTICIPATION

         The Compensation/Stock Option Committee consists of John C. Textor, Michael D. Domec and Richard E. Rivera. Mr. Rivera serves as Chairman of the Committee.

         Prior to the Company's initial public offering in April 1996, Mr. Domec was an officer, director and shareholder in several of the subsidiaries of the Company. Pursuant to a Contribution Agreement (see "Certain Relationships and Related Transactions--Reorganization"), the shareholders of the prior corporations contributed to the Company all outstanding shares of capital stock of each corporation, and the Company issued to such shareholders in exchange therefor an aggregate of 2,732,705 shares of its Common Stock. The exchange transaction contemplated by the Contribution Agreement was completed April 24, 1996. As a result of the exchange transaction contemplated by the Contribution Agreement, the prior corporations became wholly owned subsidiaries of the Company, and Mr. Domec received 1,315,000 shares of the Company's Common Stock.

         The Contribution Agreement also obligated Mr. Domec to sell, and the Company to purchase, 1,135,000 shares of Common Stock owned by Mr. Domec subsequent to the completion of the offering at an aggregate purchase price of $11.35 million, or $10.00 per share, which repurchase was consummated immediately after the offering.

         In addition, the Company engaged in various other transactions related to Mr. Forehand and/or Mr. Domec. For a complete description of each of the following transactions, see "Certain Relationships and Related Transactions."

         Bay Area Management, Inc., an entity owned by Robert N. Domec, the brother of Michael D. Domec, performs certain accounting, financial, and administrative services for the Company. Additionally, the Company leases its executive offices from CO Properties No. 3, a Texas general partnership of which Michael D. Domec and Larry N.
Forehand are partners.

         Larry N. Forehand sold warrants to Mr. Neeb and to an entity affiliated with Mr. Textor, and to Mr. Morris and Ms. Riffe, former executive officers of the Company, to purchase an aggregate of 520,996 shares (with warrants for 25,000 of such shares to Mr. Textor's affiliated entity rescinded by agreement in 1996) of the Common Stock of the Company held by Mr. Forehand at the initial public offering price ($11.00 per share) less the amount paid for the warrant ($.10 per share).

         Michael D. Domec has signed a multi-unit development agreement with the Company and has agreed to open a minimum of five restaurants in the Houston, Texas area by 2001.

         MDD Investments, Inc., a corporation controlled by Michael D. Domec, received royalties from various corporations prior to the initial public offering in connection with consulting services provided to such entities with respect to restaurant design, purchasing and operational support.

         Pursuant to Item 404 of Commission Regulation S-K, no executive officer of the Company served as a member of the Compensation Committee (or other board committee performing similar functions or, in the absence of any such committee, the entire Board of Directors) of another corporation, one of whose executive officers served on the Compensation Committee. No executive officer of the Company served as a director of another corporation, one of whose executive officers served on the Compensation Committee. No executive officer of the Company served as a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another corporation, one of whose executive officers served as a director of the Company.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         To the Company's knowledge, all statements of beneficial ownership required to be filed with the Securities and Exchange Commission (the "Commission") for the fiscal year ended January 3, 1999 have been timely filed, except for a late report by Larry N. Forehand filed with respect to the sale of 25,000 shares of common stock , which has been filed.

         CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS REORGANIZATION

         The Company was organized under the laws of the State of Texas on February 16, 1996. The Company, the predecessor corporations and their respective shareholders were parties to a Master Contribution Agreement dated as of February 26, 1996 (the "Contribution Agreement"). The Contribution Agreement provided for the organization and capitalization of the Company, the redemption of Mr. Domec's shares and the rights and obligations of the shareholders and the predecessor corporations with respect to certain federal and state income tax matters relating to periods prior to the closing of the transactions therein contemplated.

         Acquisition of Predecessor Corporations. Pursuant to the Contribution Agreement, the shareholders of the predecessor corporations contributed to the Company all outstanding shares of capital stock of each of the corporations, and the Company issued to such shareholders in exchange therefor an aggregate of 2,732,705 shares of its Common Stock. The exchange transaction contemplated by the Contribution Agreement was completed April 24, 1996. As a result of the exchange transaction contemplated by the Contribution Agreement, the predecessor corporations became wholly owned subsidiaries of the Company and each shareholder of the Company received the following number of shares of Common
Stock: Michael D. Domec, 1,315,000 shares; Larry N. Forehand, 983,012 shares; Robert N. Domec, 108,903 shares; Robert L. Forehand, 230,000 shares; Lawrence K. Schoening, 40,205 shares; and Corkey L. Turner, 55,585 shares.

         Repurchase of Michael D. Domec's Shares. The Contribution Agreement also obligated Michael D. Domec to sell, and the Company to purchase, 1,135,000 shares of Common Stock owned by Mr. Domec subsequent to the completion of the offering at an aggregate purchase price of $11.35 million, or $10.00 per share. The Contribution Agreement provided that the repurchase of Mr. Domec's shares be consummated within five business days following the closing of the Company's initial public offering, and such repurchase was consummated timely.

         Federal and State Income Tax Matters; Indemnity. Upon consummation of the exchange transaction contemplated by the Contribution Agreement, the S corporation status of those predecessor corporations that had elected such status ("Electing Corporations") terminated. The Contribution Agreement provided that the income earned by the Electing Corporations for the period of the current year during which they were S corporations would be allocated to their respective shareholders for income tax purposes. Each such shareholder is required under the Contribution Agreement to pay any and all taxes imposed on him or such Electing Corporation for all taxable periods during which such corporation was an S corporation, as well as any taxes imposed on him and/or such corporation as a result of such corporation's S election being treated as invalid or ineffective for any reason or for the revocation or termination of such election prior to the termination date contemplated by the Contribution Agreement.

         The Contribution Agreement provided certain indemnity arrangements among the Electing Corporations and their shareholders with respect to adjustments to income and expense items for prior periods. In general, the Electing Corporations were required to indemnify their respective shareholders against all liabilities, including fines, deficiencies, costs and expenses with respect to all taxes imposed on such shareholders as a result of an adjustment to income reported by such Electing Corporations to such shareholders for any period prior to termination of S corporation status as long as such adjustment results in a corresponding decrease in the liability for taxes payable by the Electing Corporations (excluding adjustments that affect the period or periods during which items of income or expense were recognized to the extent that the shareholder receives a refund or credit for overpayment of tax as a result of such adjustment). Because the Electing Corporations are subsidiaries of the Company pursuant to the consummation of the exchange transaction contemplated by the Contribution Agreement, any indemnity required by an Electing Corporation would adversely affect the consolidated financial statements of the Company. Each shareholder of an Electing Corporation was required to indemnify the Electing Corporation against his pro rata share of all liabilities, including fines, deficiencies, costs and expenses with respect to all taxes imposed on such Electing Corporation as a result of an adjustment to income resulting in a decrease in such shareholder's taxable income for a particular period or periods prior to the termination of S corporation status (although the amount of any such indemnity obligation will be reduced by an amount equal to the federal or state tax benefit resulting from deductions allowable to the Electing Corporation for any state or local taxes paid by the Electing Corporation with respect to any taxable income shifted from an S corporation period to a C corporation period). In no event will the indemnity obligation of such shareholder be greater than the amount by which the reduction in tax liability of the shareholder resulting from the shifting of income to a C corporation taxable year exceeds all reasonable costs incurred by the shareholder attributable to securing such reduction in tax liability. Each shareholder was also required to indemnify the Electing Corporation against his pro rata share of all liabilities, including fines, deficiencies, costs and expenses with respect to all taxes imposed on such Electing Corporation as a result of a determination that all or any portion of the S corporation taxable income reported for such Electing Corporation is taxable to the Electing Corporation because the S corporation election for the Electing Corporation was not effective or was revoked or terminated prior to the date of termination of S corporation status.

         Monterey's Acquisition Corp.. On July 2, 1997, the Company purchased 100% of the outstanding stock of Monterey's Acquisition ("MAC"). The Company engaged Wyndcrest Partners, Ltd. ("Wyndcrest") as its investment advisor, with John C. Textor acting as a representative of Wyndcrest. The Company paid a success fee of $105,000 to Wyndcrest.

         Real Estate Purchase, Bryan Texas. On August 14, 1997, the Company paid $275,000 to Michael D. Domec for the real estate used for the development of the Bryan, Texas Casa Ole store.

AGREEMENTS CONCERNING WARRANTS AND OPTIONS

         In fiscal 1996 and under agreements dated the same date as the Contribution Agreement, the Company entered into warrant agreements with Mr. Neeb and Tex-Mex Partners, L.C. ("Tex-Mex"), a limited liability company of which Mr. Textor is a principal, pursuant to which Mr. Neeb and Tex-Mex acquired warrants to purchase shares of Common Stock at the initial public offering price less the amount paid for the warrant ($.10 per share) for an aggregate amount of Common Stock equal to ten percent (10%) of the shares of Common Stock of the Company outstanding upon consummation of the initial public offering. Such shares were allocated 5%, or 179,885 shares, to Mr. Neeb and 5%, or 179,885 shares, to Tex-Mex. The Company's warrants to Mr. Neeb become exercisable on the second anniversary of the initial public offering, and the Company's warrants to Tex-Mex became exercisable on the first anniversary of the initial public offering.

         In addition, in fiscal 1996, Larry N. Forehand sold warrants to Mr. Neeb, Tex-Mex, Mr. Morris and Ms. Riffe, former officers of the Company, to purchase an aggregate of 520,996 shares of the Common Stock of the Company held by Mr. Forehand at the initial public offering price less the amount paid for the warrant ($.10 per share). Such shares were allocated 196,602 shares to Mr. Neeb, 196,602 shares to Tex-Mex (with warrants for 25,000 of such shares rescinded by agreement in 1996), 98,301 shares to Mr. Morris and 29,491 shares to Ms. Riffe. The warrants acquired from Mr. Forehand by Mrs. Neeb and Morris and Ms. Riffe became exercisable on the second anniversary of the initial public offering, and the warrants acquired from Mr. Forehand by Tex-Mex became exercisable on the first anniversary of the initial public offering (except for those allocable to Mr. Textor, which became exercisable on the second anniversary). During fiscal 1997, Mr. Morris, as President, and Ms.
Riffe, as CFO, resigned from the Company. In late fiscal 1998 the Company exchanged a note valued in the amount of $148,534 (principal and accrued interest) for 98,301 warrants to purchase Common Stock previously held by Mr. Morris, a former officer of the Company.

         The Company has granted limited registration rights to holders of warrants granted by the Company and Larry N. Forehand to Mr. Neeb, Tex-Mex, Mr. Morris and Ms. Riffe to register the 855,766 underlying shares of Common Stock covered by such warrants in connection with registrations otherwise undertaken by the Company.

LEASE OF HEADQUARTERS BUILDING

         The Company leases its executive offices in Houston, Texas from CO Properties No. 3, a Texas partnership owned by Larry N. Forehand and Michael D. Domec. The lease, which expires in May 1999, is a gross lease (where the landlord pays utilities and property taxes) with monthly rental payments of $5,000 per month (representing $1.00 per square foot). The Company believes that this lease is on terms at least as favorable as could be obtained from an unrelated third party.

ACCOUNTING AND FINANCIAL SERVICES

         Bay Area Management Inc., an entity owned by Robert N. Domec, the brother of Michael D. Domec, has performed accounting and financial services for the predecessors of the Company for approximately 15 years. In January 1997, the Company signed a three year contract with Bay Area Management Inc. to continue its accounting and financial services for the Company. Total fees paid by the Company to Bay Area Management, Inc. for fiscal 1998 were $244,304. The Company believes that the services provided by Bay Area Management, Inc. have been provided on terms at least as favorable as could be obtained from an unrelated third party.

AREA DEVELOPMENT AGREEMENT

         Michael D. Domec is a franchisee of Casa Ole and has agreed to open a minimum of five restaurants in the Houston, Texas area by 2001. The first restaurant under Mr. Domec's multi-unit development agreement opened in October 1996 and the second opened December 1997. Under the multi-unit development agreement Mr. Domec does not pay a franchise fee but pays a royalty of 2% of gross sales.

         The Company believes that the foregoing transactions were on terms no less favorable to it than those that could have been obtained from unaffiliated third parties. Related party transactions are subject to the review and approval of the Company's Audit Committee, which is comprised exclusively of independent directors who are not otherwise involved in the day-to-day management of the Company or officers of the Company, and who do not have a personal financial interest in the matter in which they are acting. Any future related party transactions will be on terms no less favorable to the Company than those that could be obtained from unaffiliated third parties.

                                PERFORMANCE GRAPH

         The following performance graph compares the cumulative return of the Common Stock with that of the Nasdaq Composite Index and the Standard & Poors Midcap Restaurants Index since the Company's initial public offering, assuming in each case an initial investment of $100 on April 25, 1996.

                          TOTAL RETURN TO STOCKHOLDERS
                      (ASSUMES $100 INVESTMENT ON 4/25/96)

                               INSERT GRAPH HERE

                           4/25/96       12/27/96     12/26/97      1/3/99
                           -------       --------     --------      ------

CASA OLE RESTAURANT        $100.00       $ 79.55      $ 31.82       $ 38.64

S&P MIDCAP RESTAURANTS     $100.00       $ 81.47      $ 90.10       $110.53

NASDAQ COMPOSITE           $100.00       $109.23      $128.36       $187.00

                      PROPOSAL TO CHANGE THE COMPANY'S NAME
                                  (PROPOSAL 2)

         The Board of Directors has unanimously approved a proposal to change the Company's name to "Mexican Restaurants, Inc." by amending the Company's Articles of Incorporation. The proposed amendment would replace the first sentence of Article I of the Articles of Incorporation with the following: "The name of the corporation is Mexican Restaurants, Inc."

         The Company was incorporated under the laws of the State of Texas in February 1996, and had its initial public offering in April 1996. Initially the Company operated and franchised only Casa Ole restaurants. In April 1997, the Company revised its growth strategy to include acquisitions. On July 2, 1997, the Company purchased Monterey's Acquisition Corp., a chain of Mexican restaurants in the States of Texas and Oklahoma. Also, on January 14, 1999, the Company signed a definitive purchase agreement with the principals of La Senorita Restaurants, a Mexican restaurant chain in the State of Michigan. As of fiscal year 1998, the Company operates and franchises 79 restaurants under the names Casa Ole, Monterey's Tex-Mex Cafe, Monterey's Little Mexico, and Tortuga Cantina. Given the Company's growth strategy and its present ownership and operation of several Mexican restaurant chains, the Board of Directors recommends a vote for approval of the amendment.

                        SELECTION OF INDEPENDENT AUDITORS
                                  (PROPOSAL 3)

         KPMG LLP has served as the Company's independent auditors since the initial public offering and are proposed to serve as the independent auditors for the Company and its subsidiaries for the year ending January 2, 2000. Representatives of KPMG LLP are expected to be present at the shareholders' meeting to respond to appropriate questions.

                              SHAREHOLDER PROPOSALS

         Any shareholder who intends to present a proposal at the 2000 Annual Meeting of Shareholders for inclusion in the proxy statement and form of proxy relating to that meeting is advised that the proposal must be received by the Company at its principal executive offices not later than December 21, 1999. The Company will not be required to include in its proxy statement or form of proxy a shareholder proposal which is received after that date or which otherwise fails to meet requirements for shareholder proposals established by regulations of the Securities and Exchange Commission.

                                  OTHER MATTERS

         The solicitation of proxies is made by and on behalf of the Board. The cost of the solicitation will be borne by the Company, including the reasonable expenses of brokerage firms or other nominees for forwarding proxy materials to beneficial owners. In addition to solicitation by mail, proxies may be solicited by telephone, telegraph or personally. Proxies may be solicited by directors, officers and employees of the Company without additional compensation.

         If the enclosed proxy is executed and returned, the shares represented thereby will be voted in accordance with any specifications made by the shareholder. IN THE ABSENCE OF ANY SUCH SPECIFICATION, THEY WILL BE VOTED TO ELECT THE DIRECTORS AS SET FORTH UNDER "ELECTION OF DIRECTORS" ABOVE, TO APPROVE CHANGING THE CORPORATE NAME TO "MEXICAN RESTAURANTS, INC." AND TO APPROVE THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS FOR FISCAL 1999 AS SET FOR UNDER "SELECTION OF INDEPENDENT AUDITORS" ABOVE. Pursuant to applicable law, broker nonvotes and abstaining votes will not be counted in favor of or against the election of any nominee for director or any of the proposals to be presented at the meeting.

         The presence of a shareholder at the meeting will not operate to revoke his proxy. A proxy may be revoked at any time insofar as it has not been exercised by giving written notice to the Company.

         If any other matters come before the meeting, the persons named in the proxy, or their substitutes, will vote thereon in accordance with their judgment. The Board does not know of any other matters which will be presented for action at the meeting.

                                    By Order of the Board of Directors



                                    Louis P. Neeb
                                    Chairman

April 21, 1998

PROXY                                                                      PROXY

                           CASA OLE RESTAURANTS, INC.

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS-MAY 18, 1999

The undersigned hereby appoints LOUIS P. NEEB, CURT GLOWACKI and ANDREW J. DENNARD, and each or any of them, as attorneys, agents and proxies of the undersigned with full power of substitution, for and in the name, place and stead of the undersigned, to attend the annual meeting of shareholders of Casa Ole Restaurants, Inc. (the "Company") to be held in the Casa Ole restaurant located at 1520 E. Southmore, Pasadena, Texas, on Tuesday, May 18, 1999, at 10:00 a.m., Houston time, and any adjournment(s) thereof, and to vote thereat the number of shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present as indicated below and on the reverse side hereof and, in their discretion, upon any other business which may properly come before said meeting. This Proxy when properly executed will be voted in accordance with your indicated directions. If no direction is made, this proxy will be voted FOR the election of directors and approval of the appointment of independent auditors.

               PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD
                     PROMPTLY USING THE ENCLOSED ENVELOPE.

                  (Continued and to be signed on reverse side.)

     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.
[                                                                              ]

1.  Election of Directors -                For      Withheld       For All
    Nominees:  Joseph J. Fitzsimmons,      All         All         Except
               Richard E. Rivera,          [ ]         [ ]          [ ]
               J. Stuart Sargent

----------------------------------------
(Except nominee(s) written above)

2.  To approve changing the corporate      FOR       AGAINST      ABSTAIN
    name to "Mexican Restaurants,          [ ]         [ ]          [ ]
    Inc.," by amending the Company's
    Restated Articles of Incorporation.

3.  To approve the appointment of          FOR       AGAINST      ABSTAIN
    KPMG Peat Marwick LLP as independent   [ ]         [ ]          [ ]
    Auditors for fiscal 1999.

                                           Please check this box if you      [ ]
                                           plan to attend The Annual Meeting
                                           of Shareholders.

                                           The undersigned acknowledges receipt
                                           of the Notice of Annual the Company's
                                           Meeting of Shareholders and of the
                                           Proxy Statement.

                                                  Dated: _________________, 1999



                                           Signature(s)_________________________

                                           _____________________________________
                                           Please sign exactly as your name
                                           appears. Joint owners should each
                                           sign personally. Where applicable,
                                           indicate your official position or
                                           representation capacity. Please date,
                                           sign and return this Proxy in the
                                           enclosed business envelope.